Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”), dated as of October 25, 2006 (the “Effective Date”) is entered into by Critical Therapeutics, Inc., a Delaware corporation with offices at 60 Westview Street, Lexington, MA 02421 (the “Company”), and M. Cory Zwerling, an individual residing at 21 Hutchins Road, Carlisle, MA 01741 (the “Consultant”).
INTRODUCTION
     WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company; and
     WHEREAS, the Consultant is in the business of providing such services and has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement;
     NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged by the parties hereto, the parties agree as follows:
     1. Consultant Services. During the Consultation Period (as defined below), the Consultant shall perform such consulting, advisory and related services for the Company as may be reasonably requested by the Company from time to time including, but not limited to, services related to the Company’s commercial sales and marketing, business development initiatives, and other such related projects as mutually defined by the Company and the Consultant (collectively, the “Services”).
(a)	Performance of Services. The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to perform services for the necessary number of hours as are necessary to fulfill the requirements of this Agreement.
(b)	Final Results. In the performance of the Services, the Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by this Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.
(c)	Scope of Authority. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior written approval of the Company. The Consultant is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, except as expressly authorized in this Agreement or in another writing signed by an authorized representative of the Company.
     2. Term. This Agreement shall commence on the date hereof and shall continue for a period of twelve (12) months and thereafter shall automatically extend to a month-to-month period unless either party provides one (1) month prior notice (such period, as it may be extended, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4. The provisions of Sections 6, 7, 8, 9, 14, 16 and 17 hereof shall survive the expiration or termination of this Agreement.
     3. Compensation.
          3.1 Consulting Fees. The Company shall pay to the Consultant consulting fees at the rate of $1,800 per day during the Consultation Period. In addition, the Company shall pay the Consultant $49,000 for consulting performed prior to the Consultation Period within 30 days after receiving an invoice for such work and the parties agree such work shall be governed by this Agreement as if the Agreement was in effect during such period. The Consultant will invoice the Company for consulting fees and expenses on a monthly basis, in a form reasonably satisfactory to the Company, and the Company agrees to pay such invoices within thirty (30) days after receipt thereof.
          3.2 Stock Options. On October 25, 2006 (the “Option Grant Date”), the Company shall grant the Consultant a stock option to purchase 200,000 shares of the Company’s Common Stock, which will be in the form of non-qualified stock option. Such stock option (i) will entitle the Consultant to purchase the Company’s Common Stock at the closing price per share of the Company’s Common Stock on the Nasdaq Global Market (“NASDAQ”) on the Option Grant Date, in accordance with the Company’s 2004 Stock Incentive Plan, as amended (the “2004 Plan”), and (ii) shall vest in thirty-six (36) equal monthly installments beginning one month from the Option Grant Date for as long Consultant remains an active consultant to the Company, and subject to the terms, provisions and condition described in the Company’s stock option agreement, which Consultant agrees to execute and deliver to the Company on or after the Effective Date. Fifty (50) percent of the Consultant’s outstanding unvested stock options will vest on the earlier of:
(i)	a “Change of Control” (as defined in the 2004 Plan) as long as Consultant is an active Consultant to the Corporation at the time of the Change of Control or the Change of Control occurs within six (6) months following the termination or expiration of this Agreement, as the case may be, provided that the counterparty in such Change of Control was one with whom Consultant assisted the Company in the conduct of discussions or otherwise provided material advice in respect of such Change of Control, prior to such termination or expiration of the Agreement; or
(ii)	the consummation of a business development or licensing transaction related to the Company’s program(s), product(s), technology or intellectual property that satisfies the Company’s strategic objectives as determined by the Company’s Board of Directors (a “Transaction”) as long as Consultant is an active Consultant to the Corporation at the time of the Transaction or the Transaction occurs within six (6) months following the termination or expiration of this Agreement, as the case may be, provided that the counterparty in such Transaction was one with whom Consultant assisted the Company in the conduct of discussions or otherwise provided material advice in respect of such Transaction, prior to such termination or expiration of the Agreement. The Company’s Board of Directors will assess whether a transaction achieves the Company’s strategic objectives.
Notwithstanding any other provision in this Agreement, nothing in this Agreement shall be deemed to obligate the Company to enter into any transaction that would result in acceleration of vesting. The stock option shall be subject to, and governed by, the terms, provisions and conditions of the 2004 Plan and the stock option agreement.
          3.3 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement in accordance with the Company’s expense reimbursement policies; provided, however, the Company shall not be responsible under this Agreement for any expenses incurred or paid by Consultant in excess of $5,000 without the Company’s prior written consent (for purposes of clarification, this limit is an aggregate cap on reimbursement under the Agreement). The Consultant shall submit to the Company itemized monthly statements with supporting documentation of such expenses incurred in the previous month and the Company shall make any expense reimbursements to which the Consultant is entitled within 30 days of the actual receipt of the required documentation.
          3.4 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.
     4. Termination. The Company may, without prejudice to any right or remedy it may have due to any failure of the Consultant to perform his obligations under this Agreement or otherwise, terminate the Consultation Period upon three (3) business days prior written notice to the Consultant. In the event of such termination, the Consultant shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3.3. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company. Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Section 6 or 7, or effective upon three (3) business days prior written notice to the Consultant.
          4.1 Consultant Termination. The Consultant may terminate this agreement upon thirty (30) days prior written notice to the Company. The Company reserves the right to withhold final payment to the Consultant for any unpaid invoices until pending work has been satisfactorily completed for the Company.
     5. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
     6. Inventions and Proprietary Information.
          6.1 Inventions.
               (a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the Consultation Period or thereafter if resulting or directly derived from Proprietary Information (as defined below), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.
               (b) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.
          6.2 Proprietary Information.
               (a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.
               (b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.
               (c) The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, or (ii) is approved for release by written authorization of the Board of Directors of the Company.
               (d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all Company property and equipment in Consultant’s possession or control, including but not limited to, all documents, records, files, memoranda, notes, designs, data, reports, price lists, customer lists, physician lists, employee lists, drawings, plans, computer programs, computer files, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.
               (e) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.
               (f) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.
     7. Non-Competition and Non-Solicitation.
          7.1 While the Consultant is employed by the Company, the Consultant will not directly or indirectly: engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the

Company’s asthma business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any patient-level product or service that competes with any patient-level related product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries while the Consultant was employed by the Company; or
          7.2 While the Consultant is employed by the Company and for a period of twelve months after the termination or cessation of such employment for any reason, the Consultant will not directly or indirectly: either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor, any person who is then employed by the Company or was during the one-year period prior to the termination or cessation of the Consultant’s employment with the Company an employee of the Company; or
          7.3 While the Consultant is employed by the Company, the Consultant will not directly or indirectly: either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, investors or accounts, or prospective clients, customers, investors or accounts, of the Company.
     8. Remedies. The Consultant acknowledges and agrees that the agreements and restrictions contained in Sections 6 and 7 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. The Consultant acknowledges that any breach of the provisions of this Sections 6 and 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.
     9. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.
     10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.
     11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
     13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
     14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.
     15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.
     16. Miscellaneous.
          16.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          16.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          16.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     17. Trading in Securities. The Consultant acknowledges and agrees that the Company is a publicly-held company and the Consultant is aware that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     18. Indemnification. The Company agrees to indemnify and hold the Consultant harmless from and against any and all claims, demands, liabilities, damages, costs, or expenses (including without limitation reasonable attorney’s fees) made against Consultant resulting from Consultant’s duties hereunder, except where such claims, demands, liabilities, damages, costs, or expenses result from Consultant’s gross negligence, reckless actions or willful or intentional misconduct. The Consultant agrees to notify the Company of a claim or action subject to this paragraph promptly after it learns of it and to cooperate with and to authorize the Company to carry out the sole management and defense of such claim or action, all at the Company’s expense. The Consultant shall not compromise or settle any claim or action with respect to his liability for which Consultant would seek indemnification under this Agreement without the prior written approval of the Company.
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SIGNATURE PAGE TO CONSULTING AGREEMENT
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year set forth above.

COMPANY:

CRITICAL THERAPEUTICS, INC.

/s/ Nicholas Galakatos

By:	Nicholas Galakatos
Title:	Director

CONSULTANT

/s/ M. Cory Zwerling 10/25/06

M. Cory Zwerling